As filed with the Securities and Exchange Commission on May 21, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-1480589
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 North Riverside Plaza, 8th Floor

Chicago, Illinois 60606

(312) 750-1234

(Address of Principal Executive Offices)

HYATT HOTELS CORPORATION SECOND AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Mark S. Hoplamazian

President and Chief Executive Officer

Hyatt Hotels Corporation

150 North Riverside Plaza, 8th Floor

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 750-1234

(Telephone number, including area code, of agent for service)

Copies to:

Michael A. Pucker, Esq.

Cathy A. Birkeland, Esq.

Alexa M. Berlin, Esq.

Latham & Watkins LLP

330 N. Wabash Avenue, Suite 2800

Chicago, Illinois 60611

(312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.01 per share	650,000 shares	$44.54	$28,951,000	$3,757.84

(1)

This Registration Statement registers 650,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Hyatt Hotels Corporation (the “Company”) for issuance pursuant to the Hyatt Hotels Corporation Second Amended and Restated Employee Stock Purchase Plan (the “Plan”).

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Class A Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination or exchange of shares of Class A Common Stock, dividend in kind, or other like change in capital structure.

(2)

Pursuant to Rules 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low market prices for the Class A Common Stock reported on the New York Stock Exchange (the “NYSE”) on May 14, 2020 ($44.54).

EXPLANATORY NOTE

The Company previously registered an aggregate 1,000,000 shares of its Class A Common Stock for issuance under the Plan by a registration statement on Form S-8 (File No. 333-166728) filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2010 (the “Prior Registration Statement”). On March 25, 2020, the Company’s Board of Directors increased the authorized number of shares under the Plan from 1,000,000 to 1,650,000, which the Company’s stockholders approved on May 20, 2020. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register such additional 650,000 shares of Class A Common Stock which may be issued under the Plan.

The contents of the Prior Registration Statement are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8 to the extent not modified or superseded by the information included herein or by any subsequently filed document that is incorporated by reference in this Registration Statement or the Prior Registration Statement.

PART I

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference

Not required to be filed with this Registration Statement.

Item 4.	Description of Securities

Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not required to be filed with this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Not required to be filed with this Registration Statement.

Item 7.	Exemption from Registration Claimed

Not required to be filed with this Registration Statement.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Hyatt Hotels Corporation Second Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2020)

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included in the signature pages hereto).

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 21, 2020.

HYATT HOTELS CORPORATION

By:	/s/ Mark S. Hoplamazian
Mark S. Hoplamazian
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Mark S. Hoplamazian and Joan Bottarini, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with Hyatt Hotels Corporation and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Hoplamazian	President, Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2020
Mark S. Hoplamazian

/s/ Joan Bottarini	Executive Vice President, Chief Financial Officer	May 21, 2020
Joan Bottarini	(Principal Financial Officer)

/s/ Elizabeth M. Bauer	Senior Vice President, Corporate Controller (Principal Accounting Officer)	May 21, 2020
Elizabeth M. Bauer

/s/ Thomas J. Pritzker	Executive Chairman of the Board of Directors	May 21, 2020
Thomas J. Pritzker

/s/ Paul D. Ballew	Director	May 21, 2020
Paul D. Ballew

/s/ Susan D. Kronick	Director	May 21, 2020
Susan D. Kronick

/s/ Mackey J. McDonald	Director	May 21, 2020
Mackey J. McDonald

/s/ Cary D. McMillan	Director	May 21, 2020
Cary D. McMillan

/s/ Pamela M. Nicholson	Director	May 21, 2020
Pamela M. Nicholson

/s/ Jason Pritzker	Director	May 21, 2020
Jason Pritzker

/s/ Michael A. Rocca	Director	May 21, 2020
Michael A. Rocca

/s/ Richard C. Tuttle	Director	May 21, 2020
Richard C. Tuttle

/s/ James H. Wooten, Jr.	Director	May 21, 2020
James H. Wooten, Jr.